Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO 817-735-8777 Dan Steigerwald, CFO 817-735-8776

DRG&E Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS 2006
FOURTH QUARTER RESULTS

Company reports diluted EPS of $0.40 on revenues of $72.1 million
Results include a $0.05/share non-cash write-off of trade name
Steigerwald announces retirement; Verdecchia to be new CFO

FT. WORTH, TX — March 7, 2007 — Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three months and fiscal year ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $72.1 million, up 55.1% compared to revenues of $46.5 million in the fourth quarter of 2005. EBITDA for the fourth quarter of 2006 was $23.5 million, compared to $11.3 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Net income in the fourth quarter of 2006 was $8.6 million, or $0.40 per diluted share, versus net income of $4.3 million, or $0.23 per diluted share, during the fourth quarter of 2005. Results for the 2006 fourth quarter include a $1 million ($0.05 per diluted share, after tax) non-cash charge for the write-off of the Thornton Drilling trade name intangible asset as the Company brought all operations under the Union Drilling trade name.

For the full year 2006, Union Drilling reported revenues of $256.9 million, EBITDA of $80.6 million and net income of $31.9 million, or $1.47 per diluted share, compared to 2005 when the company had revenues of $141.6 million, EBITDA of $27.2 million and net income of $5.6 million, or $0.34 per diluted share.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, ‘‘We are pleased with our results from the fourth quarter as the Company produced record revenues, drilling margins and EBITDA. Operationally, we benefited from additional rigs that came online during the third and fourth quarters of 2006, as well as firm dayrates across our rig fleet. The sequential increase in drilling margin per day was somewhat offset by normal seasonal declines in utilization during the fourth quarter due to off hire days over the holidays. We expect utilization rates to remain relatively constant in the first quarter as we continue to relocate our Rocky Mountain fleet.

‘‘Looking ahead, we remain optimistic about our business prospects during the first half of 2007. While most customers have expressed less interest in term contracts compared to 2006, we have experienced little, if any, erosion of dayrates in our respective markets. Our focus on higher growth unconventional drilling markets should provide some insulation against minor slowdowns in the market. Since December 31, 2006, we have taken delivery of two of the three remaining 1,500 horsepower Ideal® rigs, each of which is currently under contract in the Barnett Shale, and expect to receive the final Ideal rig near the end of the first quarter. Additionally, we assembled one rig during the first quarter that is now under contract in the Arkoma basin. With these four additions, our marketed fleet will increase to 77 rigs.

‘‘Effective June 1, 2007, Dan Steigerwald, our Chief Financial Officer, will be retiring. As part of our succession plan, A.J. Verdecchia, our Corporate Controller, will become Chief Financial Officer effective April 1, 2007. Dan joined the company in January 2000 and has been a major contributor to the success we have achieved. I wish him well and look forward to working with A.J. in his new role.

‘‘Finally, I would like to thank John Moon for his years of service to Union on its Board. John is leaving our Board following his recent departure from Metalmark Capital Partners, which controls the largest single block of the company’s stock. Howard Hoffen and Greg Myers of Metalmark will continue to serve on our Board.’’

Operating Statistics

The Company’s average revenue per revenue day was $15,677 for the fourth quarter of 2006 compared to $12,035 for the fourth quarter of 2005. Revenue days totaled 4,597 days, compared to 3,860 days for the same period last year. Drilling margins totaled $30.2 million, or 42% of revenues, for the fourth quarter of 2006, versus $14.6 million, or 32% of revenues, in the fourth quarter of 2005. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release. Average marketed rig utilization for the fourth quarter was 74%, up from 69% in the same period last year.

Average dayrates for the year were $14,252 for 2006 compared to $11,557 per day for 2005. The Company totaled 18,028 revenue days at 76% utilization during 2006 compared to 12,254 revenue days at 62% utilization during 2005. Drilling margin was $101.8 million, or 40% of revenues, for 2006, versus $39.4 million, or 28% of revenues, for 2005.

Conference Call

Union Drilling’s management team will be holding a conference call on Thursday, March 8, 2007, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2140 at least ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the web, please visit Union Drilling’s web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through March 15, 2007 and may be accessed by calling (303) 590-3000 and using the pass code 11083575#. Also, an archive of the webcast will be available after the call for a period of 60 days on the ‘‘Investor Relations’’ section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns 76 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s 10-K.

- Tables to follow -

Union Drilling, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues
Nonaffiliates	$72,067	$45,363	$256,944	$136,389
Related party	—	1,094	—	5,232
Total revenues	72,067	46,457	256,944	141,621
Cost and expenses
Drilling operations	41,825	31,818	155,123	102,266
Depreciation and amortization	7,741	4,734	24,820	15,121
Trade name impairment charge	1,000	—	1,000	—
General and administrative	6,480	3,845	21,514	13,020
Total cost and expenses	57,046	40,397	202,457	130,407
Operating income	15,021	6,060	54,487	11,214
Interest expense	(314)	(462)	(527)	(2,366)
(Loss) gain on sale of assets	(278)	496	4	649
Other income	27	42	306	202
Income before income taxes	14,456	6,136	54,270	9,699
Income tax expense	5,829	1,807	22,418	4,100
Net income	$8,627	$4,329	$31,852	$5,599
Earnings per common share:
Basic	$0.40	$0.24	$1.50	$0.35
Diluted	$0.40	$0.23	$1.47	$0.34
Weighted-average common shares outstanding:
Basic	21,415,539	18,374,207	21,284,047	16,012,486
Diluted	21,693,734	19,148,265	21,660,792	16,553,894

Union Drilling, Inc.
Operating Statistics
(in thousands, except per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenues	$72,067	$46,457	$256,944	$141,621
Drilling margins	$30,242	$14,639	$101,821	$39,355

Revenue days	4,597	3,860	18,028	12,254
Marketed rig utilization	74.5%	69.2%	76.4%	61.9%

Revenue per revenue day	$15,677	$12,035	$14,252	$11,557

Drilling margin per revenue day	$6,579	$3,792	$5,648	$3,212

Union Drilling, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20	$2,388
Accounts receivable (net of allowance for doubtful accounts of $839 and $313 at December 31, 2006 and 2005, respectively)	47,613	27,579
Accounts receivable – related party	—	482
Inventories	1,073	860
Prepaid expenses and deposits	3,921	4,930
Assets held for sale	2,144	—
Deferred taxes	4,686	7,093
Total current assets	59,457	43,332
Goodwill	7,909	5,425
Intangible assets (net of accumulated amortization of $528 and $203 at December 31, 2006 and 2005, respectively)	2,472	3,798
Property, buildings and equipment (net of accumulated depreciation of $69,338 and $46,251 at December 31, 2006 and 2005, respectively)	187,084	120,783
Deferred taxes	483	3,450
Other assets	496	700
Total assets	$257,901	$177,488

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$17,018	$9,241
Current portion of long-term obligations	2,508	2,014
Other current obligations	2,333	3,308
Current portion of advances from customers	1,613	1,265
Accrued expense and other liabilities	8,972	5,353
Total current liabilities	32,444	21,181
Revolving credit facility	27,810	—
Long-term obligations	5,256	5,812
Deferred taxes	23,964	17,917
Advances from customers	828	139
Total liabilities	90,302	45,049

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,523,577 and 21,166,109 shares issued and outstanding at December 31, 2006 and 2005, respectively	215	212
Additional paid in capital	136,686	133,381
Retained earnings (deficit)	30,698	(1,154)
Total stockholders’ equity	167,599	132,439
Total liabilities and stockholders’ equity	$257,901	$177,488

EBITDA is earnings before net interest, income taxes and depreciation and amortization. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Calculation of EBITDA:
Net income	$8,627	$4,329	$31,852	$5,599
Interest expense	314	462	527	2,366
Income tax expense	5,829	1,807	22,418	4,100
Depreciation and amortization	7,741	4,734	24,820	15,121
Trade name impairment charge	1,000	—	1,000	—
EBITDA	$23,511	$11,332	$80,617	$27,186

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Calculation of drilling margin:
Operating income	$15,021	$6,060	$54,487	$11,214
Depreciation and amortization	7,741	4,734	24,820	15,121
Trade name impairment charge	1,000	—	1,000	—
General and administrative	6,480	3,845	21,514	13,020

Drilling margin	$30,242	$14,639	$101,821	$39,355

Revenue days during the period	4,597	3,860	18,028	12,254

Drilling margin per revenue day	$6,579	$3,792	$5,648	$3,212

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